Exhibit 10.1
Additional Release of Claims
Pursuant to Retirement Agreement Dated May 24, 2007
Mr. Gerald R. Johnson, Jr.
310 Leonard Street NW
Grand Rapids, Michigan 49504
Dear Jerry,
     This Additional Release of Claims (this “Agreement”) is among you, Mercantile Bank Corporation (“MBC”) and Mercantile Bank of Michigan (“MBM”), and is being provided by you to MBC and MBM pursuant to the second paragraph of Section 7 of your Retirement Agreement dated May 24, 2007 among you, MBC and MBM (the “Retirement Agreement”).
1. Consideration for you providing this Agreement. You agree that you are executing this Agreement pursuant to the Retirement Agreement in order to continue to receive payments that are or become due to you under the Retirement Agreement. The additional release in this Agreement covers any claims up to the time of your execution of this. You agree and acknowledge that the payments and benefits provided for you under the Retirement Agreement are sufficient consideration for the Retirement Agreement and for you providing the additional release set forth in this Agreement.
2. Additional Comprehensive Unconditional Release. You hereby release and forever discharge MBC, MBM, each of the other Mercantile Entities, and their respective successors, assigns, affiliates, shareholders, directors, officers, trustees, administrators, employees, agents, subcontractors, consultants, representatives, and heirs (hereinafter collectively referred to as the “Released Persons”) from any and all claims, demands, actions, causes of action, lawsuits, liabilities, interest, attorney’s fees, damages, losses, expenses or costs of any and every nature whatsoever, expressly or impliedly that you may have had or do have as of the end of the day on June 30, 2007, including any claims that are known or unknown that may have been asserted by you or on your behalf against any of the Mercantile Entities or any of the other Released Persons, or involving any other matter relating to your employment or prospective employment, or position as an officer, director or trustee. This includes, but is not limited to, releasing any and all claims that you may have under the Michigan Elliott-Larsen Civil Rights Act, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, and the Michigan Persons With Disabilities Civil Rights Act, and all other relevant state and Federal statutes. This Section shall not be deemed to waive or release (a) any of your rights to payments or benefits provided for in the Retirement

Agreement, including Section 4 of the Retirement Agreement, (b) any rights you may have to the return of the principal or interest on any deposits that you may have with MBM, in accordance with the terms of the deposit, (c) any rights you may have to indemnification or reimbursement or any limitation of liability applicable to you under the Articles of Incorporation or Bylaws of any of the Mercantile Entities and any rights you may have under any directors and officers liability insurance policy purchased by any of the Mercantile Entities, or (d) any persons, other than Mercantile Entities or their directors, officers, trustees, employees or counsel, from any claims, demands, actions, causes of action, lawsuits, liabilities, interest, attorney’s fees, damages, losses, expenses or costs, that are totally unrelated to any of the Mercantile Entities, or their business, or your service or the termination of your service as a director, officer, trustee or employee of any of the Mercantile Entities. As used in this Agreement, the term “Mercantile Entities” shall mean MBC, MBM, and their respective subsidiaries and affiliated companies.
3. You acknowledge and agree that:
     (a) You have been given the opportunity to fully review this Agreement, have thoroughly reviewed it, fully understand its terms and knowingly and voluntarily agree to all of its provisions including, but not limited to, the release set forth in Section 2 above.
     (b) You have been provided up to twenty-one (21) days to consider whether to sign this Agreement and that such period is a reasonable time for your consideration of this Agreement.
     (c) MBC and MBM have advised you to consult with an attorney regarding this Agreement, and that you either consulted with an attorney regarding this Agreement or have intentionally chosen not to exercise your right to consult with an attorney regarding this Agreement.
     (d) If this Agreement is executed prior to the expiration of the twenty-one (21) day period that you were given to consider this Agreement, such execution was knowing and voluntary, your preference to do so, and without coercion from MBC, MBM or any other person.
4. Seven Day Revocation Period. You have the right to revoke this Agreement for a period of seven (7) days following the date of your signing this Agreement. You may revoke this Agreement by providing written notice of your revocation of this Agreement to the President, the Secretary or the Human Resource Director of MBM before expiration of the revocation period. This Agreement is not effective or enforceable until the seven day revocation period has expired.

5. Retirement Agreement remains in full force. This Agreement is in addition to the Retirement Agreement and the Retirement Agreement remains in full force and effect.
6. Applicable Law and Severability. This Agreement shall be governed by the laws of the State of Michigan. If, for any reason, any provision of this Agreement is unenforceable, the remainder of this Agreement shall nonetheless remain binding and in effect.
7. Arbitration. Any dispute arising out of this Agreement shall be exclusively resolved in binding arbitration in Grand Rapids, Michigan and in accordance with the rules of the American Arbitration Association; and subject to the same terms and provisions relating to arbitration as are set forth in Section 12 of the Retirement Agreement.
     Please read carefully. This Agreement includes a release of all known and unknown claims.
     Please confirm your agreement to the above by signing and returning to MBC or MBM a copy of this Agreement, in which case this will become a legally binding agreement among MBC, MBM and you, subject only to your right to revoke this Agreement as provided for in Section 4 of this Agreement.

MERCANTILE BANK CORPORATION

	By:	/s/ Michael H. Price
Michael H. Price Chairman of the Board, President and Chief Executive Officer

Dated: August 6, 2007

MERCANTILE BANK OF MICHIGAN

	By:	/s/ Michael H. Price
Michael H. Price
Chairman of the Board and Chief Executive Officer

Dated: August 6, 2007

I Agree to the above.

/s/ Gerald R. Johnson, Jr. Gerald R. Johnson, Jr.

Dated: July 26, 2007

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